Exhibit 99

Contacts:	Ivan R. Sabel	(301) 986-0701
	George McHenry	(301) 986-0701
	Hai Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES IT IS SEEKING AN
AMENDMENT TO ITS $305 MILLION SENIOR SECURED CREDIT FACILITIES
AND REPRICING OF ITS EXISTING $230 MILLION TERM LOAN B

        BETHESDA, MARYLAND, February 26, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it is seeking certain amendments to its existing Senior Secured Credit Facilities that include reducing the margin over LIBOR that the Company pays as interest under the existing Term Loan B. The outstanding balance on the Term Loan B is approximately $228.9 million.

        “The amendment we are seeking will provide us with additional flexibility that will support our current and future growth initiatives,” said George McHenry, Hanger’s Chief Financial Officer.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 618 patient care centers in 46 states including the District of Columbia, with 3,471 employees including 1,034 practitioners (as of 12/31/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and leading provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.